Exhibit 10.1

FORM OF
LONG TERM INCENTIVE PROGRAM AWARD AGREEMENT

This Long Term Incentive Program Award Agreement (“Award Agreement”) is made as of the «Date» (the “Date of Grant”) by and between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware Company (the “Company”) and «First_Name» «Middle_Initial» «Last_Name» (the “Participant”).

WHEREAS, the Company sponsors and maintains the Allegheny Technologies Incorporated «Year» Incentive Plan (the “Incentive Plan”);

WHEREAS, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of the Company adopted the Long Term Incentive Program consisting of restricted share units (singular, “RSU” and plural, “RSUs”) and performance share units (singular, “PSU” and plural, “PSUs”) under the Incentive Plan;

WHEREAS, the Company desires to encourage the Participant to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company;

WHEREAS, to provide that incentive, the Company awarded the Participant the number of RSUs shown below subject to the employment restrictions described herein and the number of PSUs shown below subject to the performance and employment restrictions described herein, in each case related to the common stock of the Company, $0.10 par value per share (“Common Stock”);

WHEREAS, the RSUs are subject to the Participant’s remaining an employee of the Company for the time periods set forth in Paragraph 3 (the “Service Restrictions”), except for death, Disability or Retirement (as defined in Paragraph 4 of this Award Agreement);

WHEREAS, the PSUs are subject to the Company’s attainment of the performance requirements set forth in Paragraph 7 (the “Performance Measures”) and the Participant’s remaining an employee of the Company until the end of the Performance Period, except for death, Disability or Retirement; and

WHEREAS, the Company and the Participant desire to evidence the award of the RSUs and PSUs and the respective terms and conditions applicable thereto in this Award Agreement.

NOW THEREFORE, in consideration of the Restrictive Covenants and the mutual promises and covenants contained herein and intending to be legally bound, the Company and the Participant agree as follows:

Grant of RSU and Service Restrictions

1.    Grant of RSUs. The Company hereby grants to the Participant, as of the date first written above, «RSUs awarded» RSUs subject to the terms and conditions set forth in this Award Agreement, including the Service Restrictions, as well as subject to the terms and conditions of the Incentive Plan and the Administrative Rules for the RSU Program (the “RSU Rules”). The Incentive Plan and RSU Rules have been made available to the Participant and are incorporated herein as if set forth at length.

2.    Provisions Restricting Sale and Imposing Forfeiture on RSUs. Each RSU represents a contract right to receive one share of Common Stock to the extent the Service Restrictions applicable to that RSU lapse under the terms of Paragraph 3 of this Award Agreement, the Incentive Plan and the RSU Rules. The Participant shall have no rights and privileges of a stockholder of the Company with respect to an RSU until the Service Restrictions applicable to that RSU lapse, including, but not limited to, the receipt or accumulation of dividends. Without limiting the foregoing:

(a)	No RSU may be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of prior to the lapse of the Service Restrictions applicable to that RSU.

(b)	Each RSU is subject to forfeiture prior to the lapse of the Service Restrictions as provided in Paragraph 4 of this Award Agreement.

3.    Service Restrictions. Subject to the forfeiture provisions of Paragraph 4 of this Award Agreement, the Service Restrictions applicable to RSUs shall lapse:

(a)	With respect to one third of the RSUs initially granted under this Award Agreement on the first anniversary of the Date of Grant;

(b)	With respect to a second one third of the RSUs initially granted under this Award Agreement on the second anniversary of the Date of Grant; and

(c)	With respect to the final one third of the RSUs initially granted under this Award Agreement on the third anniversary of the Date of Grant.

As soon as administratively practicable following the lapse of the Service Restrictions applicable to a particular installment of RSUs without a forfeiture and upon satisfaction of all other conditions as to such RSUs, including but not limited to the payment of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant shares of Common Stock in the form of a certificate or proof of ownership representing the number of then vested RSUs which shall not be subject to the transfer restrictions and shall not bear any legend or electronic notation limiting transferability.

4.    Forfeiture of RSUs. If, prior to the lapse of the Service Restrictions applicable to one or more installments of RSUs, the Participant’s employment with the Company and all of its direct or indirect subsidiaries is terminated, other than by reason of death, Disability or Retirement, by either party for any reason, including, but not limited to, the involuntary termination of the Participant’s employment with the Company by the Company for any reason, with or without cause:

(a)	all rights of the Participant to the RSUs which remain subject to the Service Restrictions shall terminate immediately and be forfeited in their entirety; and

(b)	the forfeited RSUs shall be cancelled.

If the Participant dies, incurs a Disability or has a Retirement, for any RSUs for which the Service Restrictions have not lapsed as of the date of such death, Disability or Retirement, a number of that Participant’s unvested RSUs that would otherwise have been forfeited shall be deemed vested, separately determined by installment, when the Service Restrictions applicable to that installment would have lapsed had there been no death, Disability or Retirement, determined by multiplying the number of RSUs in each installment by a fraction, the numerator of which is the number of months the Participant was employed by the Company following the Date of Grant and the denominator is the number of months between the Date of Grant and the anniversary of the Date of Grant upon which the Service Restrictions would have lapsed for that installment.

For purposes of this Award Agreement, “Disability” shall mean the Participant’s total and permanent disability as determined by the Committee in its discretion and “Retirement” shall mean the separation from service of the Participant with the consent of the Company when the Participant has attained at least age 55 and has at least 5 years of employment with the Company.

Grant of PSUs and Performance Restrictions.

5.    Grant of PSUs. The Company hereby grants to the Participant, as of the date first written above, «PSUs Awarded» PSUs subject to the terms and conditions set forth in this Award Agreement, including the Performance Restrictions, as well as subject to the terms and conditions of the Incentive Plan and the Administrative Rules for the PSU Program (the “PSU Rules”).

6.    Provisions Restricting Sale and Imposing Forfeiture on PSUs. Each PSU represents a contract right to receive one share of Common Stock to the extent that the Performance Restrictions applicable to that PSU lapse under the terms of Paragraph 7 of this Award Agreement, the Incentive Plan and the PSU Rules. The Participant shall have no rights and privileges of a stockholder of the Company with respect to a PSU until the Performance Restrictions applicable to that PSU lapse, including, but not limited to, the receipt or accumulation of dividends. Without limiting the foregoing:

(a)	No PSU may be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of during the “Restriction Period” as defined below.

(b)	Each PSU is subject to forfeiture during the Restriction Period in accordance with Paragraph 4 of this Award Agreement.

7.    Term of Performance Restrictions and Performance Measures.

(a)    Subject to the forfeiture provisions of Paragraph 8 of this Award Agreement and applicable clawback provisions, the Performance Restrictions shall lapse, if at all, to the extent the Committee determines, as soon as reasonably feasible after «Date», that the Performance Measures have been attained. If, and to the extent, the Company does not attain the Performance Measures on or before the three-year measurement period ending «Date», the Performance Restrictions shall not lapse and PSUs shall be forfeited immediately upon the completion of that three-year measurement period.

(b)    For purposes of this Award Agreement, the “Performance Measures” shall mean, with respect to the Award of PSUs evidenced by this Award Agreement, equal weighting between:

«List of applicable operational goals and relative weighting percentages»

As soon as reasonably feasible after the end of the «Range of Years in Performance Period» Performance Period, the Committee shall determine the relative amount of «List of applicable operational goals» actually achieved for the «Range of Years in Performance Period» Performance Period, weighting each factor equally, then averaging the results of the factors to determine the degree to which PSUs have been earned during the «Range of Years in Performance Period» Performance Period.

In addition to the foregoing and as provided in the PSU Rules, the number of PSUs which become vested under this Award Agreement based on the Performance Measures shall be increased or decreased by the percentage (not to exceed 20% of the number of PSUs initially awarded) determined in accordance with the schedule below based on the Company’s relative TSR as compared to the TSR Group set forth on Appendix A during the «Range of Years in Performance Period» Performance Period.

Percentile Performance            Modifier
Less than 25%                 -20%
25th but less than 40th            -10%
40th but less than 60th             0
60th but less than 75th         +10%
75th or more             +20%

No increase under this paragraph shall cause the maximum number of PSUs which become vested to exceed 150% of the initial award. In other words, the increase due to TSR shall not cause a number of PSUs in excess of Maximum to be vested.

(c)    The period from the «Date» until the lapse of the applicable Performance Restrictions with respect to the PSU is the “Restriction Period” for purposes of this Award Agreement.

(d)    As soon as administratively practicable following the lapse of the Performance Restrictions without a forfeiture of the applicable PSUs and upon the satisfaction of all other applicable conditions as to such PSUs, including, but not limited to, the payment by the Participant of all applicable withholding taxes, if any, the Company shall deliver or cause to be delivered to the Participant shares of Common Stock in the form of a certificate or proof of ownership representing the number of then vested PSUs which shall not be subject to transfer restrictions and shall not bear any legend or electronic notation limiting transferability.

8.    Forfeiture of PSUs. If, during the Restriction Period, the Participant’s employment with the Company and all of its direct or indirect subsidiaries is terminated, other than by reason of death, Disability or Retirement, by either party for any reason, including, but not limited to, the involuntary termination of the Participant’s employment with the Company for any reason, with or without cause:

(a)	all rights of the Participant to the PSUs which remain subject to the Performance Restrictions shall terminate immediately and be forfeited in their entirety; and

(b)	the forfeited PSU shall be canceled.

If the Participant dies, has a Disability or has a Retirement, the Participant (or the Participant’s beneficiary) shall receive the shares of Common Stock into which the PSU are converted when, if and to the extent, the Performance Restrictions lapse under Paragraph 7, multiplied by a fraction, the numerator of which is the number of months the Participant was employed by the Company under the Restriction Period and the denominator is thirty-six (36) months.

General Provisions Applicable to RSUs and PSUs

9.    Change in Control. All RSUs and PSUs shall fully vest in the event of a Change in Control as defined in the Incentive Plan.

10    Withholding. The Company or its direct or indirect subsidiary may withhold from the number of RSUs and PSUs or from any cash amount payable hereunder or any other cash payments due to the Participant all taxes, including social security taxes, which the Company or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to the RSUs and PSUs.

11.    Adjustments to Number of Shares. The number of RSUs or PSUs issued to the Participant shall be adjusted the same way and to the same extent shares of Common Stock are adjusted in the event of any change in the number of outstanding common stock of the Company through the declaration of a stock dividend or a stock split or combination of shares or any other similar capitalization change and such adjusted RSUs and PSUs shall be subject to all the terms set forth in this Award Agreement, the Incentive Plan and, as applicable, the RSU Rules or the PSU Rules.

12.    No Right to Continued Employment; Effect on Benefit Plans. This Award Agreement shall not confer upon the Participant any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company or its direct or indirect subsidiary to terminate his or her employment or other relationship at any time. Income realized by the Participant pursuant to this Award Agreement shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible unless otherwise specifically provided for in such plan.

13.    Participant Representations. In connection with the issuance of the RSUs and PSUs, the Participant represents the following:

(a)    the Participant has reviewed with the Participant’s own tax advisors, the federal, state, local and foreign tax consequences of this Award Agreement and the transactions contemplated hereby. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Award Agreement and the transactions contemplated hereby.

(b)    the Participant has received, read and understood this Award Agreement, the Incentive Plan, the RSU Rules and the PSU Rules and agrees to abide by and be bound by their respective terms and conditions.

14.    Restrictive Covenants.

(a)    Non-Competition. For a period of one (1) year after the Participant’s termination of employment with the Company (including for this Paragraph 14 any of the Company’s subsidiaries and affiliates) for any reason, the Participant will not directly or indirectly (i) serve as an owner, principal, partner, employee, consultant, officer, director or agent of an entity, including a sole proprietorship, that engages or is planning to engage in any business in which the Company is engaged in any market in which the Company is engaged at the time of the Participant’s termination of employment, including the production and delivery of specialty materials and products for the aerospace and defense, oil and gas/chemical and hydrocarbon processing industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining markets (each such entity in such market is referred to as a “Competing Business”). The Participant shall not be deemed to be in violation of this covenant if the Participant is the owner of not more than 2% of a Company the stock of which is traded on a recognized securities exchange.

(b)    Non-Solicitation of Customers. For a period of one (1) year after the Participant’s termination of employment with the Company for any reason, the Participant shall not, directly or indirectly, on behalf of a Competing Business solicit or attempt to divert the business or patronage of any business entity that has purchased specialty materials from the Company within two (2) years prior to the termination of the Participant’s employment and shall not assist any person or business entity in planning or making such a solicitation.

(c)    Non-Solicitation of Employees. For a period of one (1) year after the Participant’s termination of employment with the Company for any reason, the Participant will not solicit or assist another person or entity to solicit any person who consults with the Company or is employed by the Company to cease consulting with the Company or to leave the employ of the Company or to accept a consulting or other business relationship or employment with another person or entity, whether or not a Competing Business.

(d)    Non-Disparagement. For a period of one (1) year after the Participant’s termination of employment with the Company for any reason, the Participant shall not disparage the Company or its business, agents, servants, employees, officers or directors.

(e)    Confidentiality. For a period of three (3) years after the Participant’s termination of employment with the Company for any reason, the Participant shall not disclose, divulge or use any material non-public information of the Company, including, but not limited to, manufacturing processes, customer lists, marketing plans or procedure proprietary information and trade secrets.

(f)    Consideration and Remedies. The Participant recognizes and acknowledges that the opportunity to earn compensation or receive shares of Company stock under this Award Agreement is adequate consideration for the covenants set forth in this Paragraph 14. The Participant further acknowledges that the Company has no adequate remedy at law should the Participant violate or threaten to or attempt to violate any one or more of the covenants in this Paragraph 14 and the Participant agrees that the Company is entitled to an injunction or other equitable relief restraining the Participant from violating or threatening to or attempting to violate any one or more of the covenants set forth in Paragraph 14.

15.    Miscellaneous

(a)    Governing Law. This Award Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth’s principles of conflicts of laws.

(b)    Successors and Assigns. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Award Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c)    Entire Agreement; Amendment. This Award Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Award Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Award Agreement. This Award Agreement may not be amended or modified without the written consent of the Company and the Participant.

(d)    Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.

(e)    Compliance with Corporate Policies. No payment or delivery will be made under this Award Agreement, the RSUs or the PSUs unless the Participant has fully complied with all policies of the Company, applicable to employees including but not limited to, the Company’s Corporate Guidelines for Business Conduct and Ethics.

(f)    Clawback. The Participant acknowledges and agrees that the Participant will repay any Overpayment as defined in Section 10.3 of the Incentive Plan.

(g)    Definitions. Initially capitalized terms not otherwise defined in this Award Agreement shall have the meanings ascribed thereto in the Incentive Plan.

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date first written above.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:
Name:	«Name»
Title:	«Title»

PARTICIPANT	WITNESS

«First_Name» «Middle_Initial» «Last_Name»

APPENDIX A: List of TSR Peer Group -
«List Peer Group»